WILSHIRE ENTERPRISES, INC.
1 Gateway Center
11-43 Raymond Plaza West, 10th Floor
Newark, New Jersey  07102

January 23, 2009

Mr. Phillip Goldstein
Managing Member
Full Value Advisors LLC
General Partner
Full Value Partners, L.P.
Park 80 West, Plaza Two, Suite 750
Saddle Brook, New Jersey  07663

Dear Mr. Goldstein:

This is to respond to your letter, dated January 21, 2009, notifying Wilshire of the intention of Full Value Partners L.P., at Wilshire’s annual stockholders meeting to be held on February 26, 2009, to, among other things, present the following nominations:  Messrs. Dakos and Hellerman for election as Class I directors and Messrs. Goldstein and Das for election as Class II directors.  For the reasons set forth below, your notice is both deficient and factually inaccurate.

First, your letter fails to acknowledge the fact that Wilshire has an advance notice by-law and, under that by-law, the deadline for the submission of stockholder nominations and proposals has passed.  As you are well aware, Wilshire’s advance notice by-law requires stockholder nominations and proposals to have been made prior to "the close of business on the tenth (10th) day following the day on which public announcement of the date of" the meeting of stockholders.  We publicly announced the date of our annual meeting of stockholders on December 12, 2008, which was merely eight days after the public announcement of the termination of the merger agreement with NWJ Apartment Holdings Corp.  Indeed, your firm sent a letter to me dated December 9, 2008 demanding that Wilshire call a meeting of stockholders by December 12, 2008, and your firm sent a letter to me dated December 18, 2008 acknowledging the imminence of the advance notice deadline.  Accordingly, your only timely submission was set forth in your firm's December 18, 2008 letter, and, as set forth in our advance notice by-law, stockholder nominations and proposals submitted after the deadline shall not be considered.

Second, only the Class I directors will be subject to election at the February 26, 2009 meeting of stockholders.  Since Wilshire held annual meetings for, among other reasons, the election of the Class III directors on July 19, 2007 and the election of Class II directors on May 25, 2006, only the terms of office of Class I directors will expire at the February 26, 2009 meeting of stockholders under our certificate of incorporation and by-laws as that meeting will be the "the third succeeding annual meeting" following their election.   The February 26, 2009 meeting will only be the second succeeding annual meeting following the election of the Class II directors and, therefore, their terms will not expire thereat.  There is no requirement of Delaware law or otherwise that a class of directors stand for election prior to the completion of its term.

I look forward to seeing you and all of our other stockholders at the February 26, 2009 meeting of stockholders.

Very truly yours, /s/Sherry Wilzig Izak Sherry Wilzig Izak Chairman and Chief Executive Officer